Exhibit 10.38

AMENDMENT No. 1 TO REVOLVING EQUIPMENT LEASE

This is Amendment No. 1 (this "Amendment") to that certain Revolving Equipment Lease ("Lease"), effective August 1, 2001, by and between PLEXUS DATA INC. ("Lessor") and VITALSTREAM, INC. ("Lessee"). The effective date of this Amendment ("Effective Date") shall be the date upon which Lessee executes this Amendment.

RECITALS

      A.   Lessee has requested that certain changes be made to the Lease, and Lessor is willing to make such changes in return for certain changes to the Lease that Lessor desires;

      B.   The parties hereto desire to enter into this Amendment in order to set forth the terms, provisions and conditions agreed upon between them with respect to amending the Lease.

      (All capitalized terms used but not defined herein shall have the respective meanings given to them in the Lease.)

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Existing Equipment Schedule. The Listed Equipment set forth on the Equipment Schedule prior to the Effective Date hereof shall be paid in accordance with Exhibit A attached hereto and incorporated herein by this reference.

2.   New Credit Limit. The Maximum Credit Limit set forth in Section 1.1 of the Lease shall be increased to Two Hundred Fifty Thousand Dollars ($250,000).

3.   Additional Equipment. After the Effective Date hereof, the Lease Cost of any Listed Equipment added to the Equipment Schedule pursuant to Section 1.4.1 of the Lease shall be subject to a mark-up equal to ten percent (10%) of Lessor's acquisition cost for such Listed Equipment (prior to taxes being added) as shown on Lessor's invoice therefor.

4.   New Lease Rate. For any Lease Payments made on any Listed Equipment added to the Equipment Schedule pursuant to Section 1.4.1 of the Lease after the Effective Date hereof, the interest rate used to determine the applicable Interest Payment for said Listed Equipment pursuant to clause (B) of Section 1.2 of the Lease shall be changed to the following: either seven percent (7%) or (ii) the percent equal to the prime interest rate charged by Wells Fargo Bank, plus one (1) percentage point, whichever is greater.

5.   New Amortization. For any Lease Payments made on any Listed Equipment added to the Equipment Schedule pursuant to Section 1.4.1 of the Lease after the Effective Date hereof, the percentage of Lease Cost used to determine the amount of Principal Payment pursuant to clause (A) in the first sentence of Section 1.2 shall be changed from "one-tenth (1/10th)" to one-eighteenth (1/18th). Similarly, the percentage of Lease Cost used to determine Applied Amount pursuant to the second sentence of Section 1.2 shall be changed to one-eighteenth (1/18th), instead of "one-tenth (1/10th)".

6.   Location of Equipment. The term "Lessee's Premises," as provided in Section 3.4 of the Lease, shall be defined hereinafter collectively as 1 Jenner, Suite 100, Irvine, California 92618 and/or 1200 West 7th Street, #LL1-160, Los Angeles, California 90017.

7.   Warrant. Upon execution of this Amendment by Lessor, Lessee shall cause to be issued to Lessor or its designee a Warrant to purchase 25,000 shares of the common stock, par value $0.001 per share, of Lessee's parent company, VitalStream Holdings, Inc., with an exercise price per share equal to the lesser of thirty-eight cents ($0.38) or the closing price of such stock on the date this Amendment is fully executed by the parties and with an exercise period which commences on the date the Warrant is issued and expires three (3) years thereafter.

8.   Option to Purchase. It is agreed that throughout the period prior to the Effective Date hereof, service charges, as provided in Section 1.6 of the Lease, have accumulated to total no less than $20,430. The parties acknowledge and agree that Lessor is hereby waiving Lessor's rights to said accrued service charges as a sign of goodwill, and that the words "and has never been in default" in the first sentence of Section 4.2 of the Lease shall be deemed to have been satisfied by Lessee up to the Effective Date hereof. In addition, after the Effective Date hereof, the words "and has never been" in the first sentence of such Section 4.2 of the Lease shall be deemed deleted.

9.   Quiet Enjoyment. So long as Lessee is not in default under the Lease, neither Lessor, nor any third party acting by, under or through Lessor, shall interfere with Lessee's use or possession of Listed Equipment during the term of the Lease. Notwithstanding anything else contained in the Lease to the contrary, if possession of any Listed Equipment is taken from Lessee by Lessor, or any third party acting by, under or through Lessor, and Lessee is not then in default under the Lease, then Lessee's obligation to make any payments (to the extent such payments have not yet accrued) under the Lease with respect to such Listed Equipment so taken shall cease until such time as such Listed Equipment is returned to the possession of Lessee.

10.   Fair Dealing. Lessor and Lessee hereby acknowledge and agree that the Lease, the related Security Agreement dated August 1, 2001 between Lessor and Lessee, and this Amendment (collectively, the "Agreements") shall be construed as if both parties mutually negotiated and prepared the Agreements, and accordingly, the Agreements shall not be construed in favor of or against either party.

11.   Effect. This Amendment is conditioned upon, and shall be effective only if, the attached Guaranty of Lease is executed by Lessee's "Affiliates" (as that term is defined therein). Except as otherwise provided in this Amendment, the Lease shall continue in full force and effect in accordance with its terms.

12.   Corporate Authority. If any party hereto is a corporation, two (2) authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Amendment must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors of such party shall otherwise provide, in which event a copy of the bylaws or the resolution, as the case may be, must be delivered to Lessor concurrently with the execution of this Amendment.

              IN WITNESS WHEREOF, the parties hereto have entered into this Amendment effective as of the date and year first above written.

"LESSOR"

PLEXUS DATA, INC., a California corporation

By:	/s/ Darryl Griff

Its:	President

By:	/s/ Darryl Griff

Its:	Secretary

Date:	10/21/03

"LESSEE" VITALSTREAM, INC., a Delaware corporation

By:	/s/ Kevin D. Herzog

Its:	CFO

By:	/s/ Paul S. Summers

Its:	President

Date:	10/21/03 (the "Effective Date")

GUARANTY OF LEASE

The following entities control, are controlled by, or are under common control with Lessee and accordingly are affiliated entities of Lessee (collectively, the "Affiliates," and individually as an "Affiliate"): VitalStream Holdings, Inc. (parent company of Lessee), and VitalStream Broadcasting Corporation (Lessee's affiliated broadband entity).

The Affiliates, individually and collectively, by signing below, hereby absolutely, unconditionally and irrevocably guarantee and promise to Lessor the due, punctual and full performance by Lessee of each and all of the agreements, covenants, obligations, liabilities and promises of Lessee that are set forth in the Lease, including, without limitation, all sums payable under the Lease and all indemnity obligations of Lessee under the Lease (collectively, the "Lease Obligations"), but only to the extent such Lease Obligations arise, accrue or becomes applicable on or after the "Effective Date" (as that term is defined in the Amendment). The Affiliates hereby further agree that any term or condition of the Lease may be amended or otherwise altered by Lessor and Lessee as provided under the Lease, without the consent of or notice to any of the Affiliates and without affecting any of the obligations of the Affiliates hereunder, and the Affiliates do hereby guarantee and promise to perform and be liable, from and after the Effective Date, for all of the obligations of Lessee under the Lease as so amended. Each of the Affiliates hereby waives and agrees not to assert or take advantage of (a) any right to require Lessor to proceed first against Lessee or any other person or to pursue any other remedy before proceeding against the Affiliates as guarantors hereunder, (b) any right or defense that may arise by reason of the incapacity or lack of authority of Lessee, and (c) the benefits of any statutory provision or procedural rule limiting the liability of a surety.

It is agreed that Lessor's rights under this Guaranty are such that the remedy at law for breach thereof would be inadequate, and that Lessor shall be entitled to specific performance and enforcement thereof. Nothing in this Guaranty shall diminish or relieve any obligations or liabilities of Lessee to Lessor. Lessor and Lessee and their respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Guaranty, and Lessor's rights under this Guaranty shall survive the expiration or earlier termination of the Lease.

By signing below, each of the Affiliates shall be deemed a guarantor of the Lease and the obligation of the guarantors shall be joint and several. The waiver or failure to enforce any provision of this Guaranty shall not operate as a waiver of any other breach of such provision or any other provisions hereof. If Lessor or any of the Affiliates participates in any action against the other arising out of or in connection with this Guaranty, the party prevailing shall be entitled to have and recover from the other party reasonable attorneys' fees, collection costs and other costs incurred in and in preparation for such actions. This Guaranty shall be governed by and determined in accordance with the laws of the State of California.

"Affiliates"

VITALSTREAM HOLDINGS, INC., a Nevada corporation

By:	/s/ Kevin D. Herzog

Its:	CFO

By:	/s/ Paul S. Summers

Its:	President

Date:	10/21/03

VITALSTREAM BROADCASTING CORPORATION, a Nevada corporation

By:	/s/ Kevin D. Herzog

Its:	CFO

By:	/s/ Paul S. Summers

Its:	President

Date:	10/21/03

EXHIBIT "A" to AMENDMENT No. 1 TO REVOLVING EQUIPMENT LEASE